As filed with the Securities and Exchange Commission on May 17, 2004
Registration No. 333-112964

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4

to
Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Semitool, Inc.

(Exact name of registrant as specified in its charter)

Montana	81-0384392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

SEMITOOL, INC.

655 West Reserve Drive
Kalispell, Montana 59901
(406) 752-2107
(Address, including zip code, and telephone number, including area code, of registrar’s principal executive offices)

Raymon F. Thompson

Chairman, President and Chief Executive Officer
SEMITOOL, INC.
655 West Reserve Drive
Kalispell, Montana 59901
(406) 752-2107
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications to be sent to:

Justin L. Bastian, Esq.
Jelena McWilliams, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
(650) 813-5600

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement also relates to 500,000 shares of common stock previously registered but not sold under our registration statement on Form S-3 (File No. 333-46348), which became effective on October 5, 2000. The 500,000 shares of common stock registered on the registration statement on Form S-3 (File No. 333-46348) are hereby combined with the 3,500,000 shares of common stock registered pursuant to this Registration Statement to enable the offer and sale of an aggregate of 4,000,000 shares of common stock pursuant to the prospectus included in this Registration Statement. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED MAY 17, 2004

PRELIMINARY PROSPECTUS

Semitool, Inc.

4,000,000 Shares of Common Stock

        This prospectus relates to 4,000,000 outstanding shares of our common stock that Raymon Thompson, the Chairman of our Board of Directors, our President, Chief Executive Officer and the selling shareholder named in this prospectus, may offer from time to time. The registration of these shares does not necessarily mean that the selling shareholder will offer or sell his shares.

      We are not offering or selling any shares of our common stock pursuant to this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the shares of common stock. We will bear the expenses of the offering of the common stock, except that the selling shareholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of his counsel.

      The selling shareholder identified in this prospectus may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

      Our common stock is listed for trading on the Nasdaq National Market under the symbol “SMTL.” On May 14, 2004, the last reported sales price for our common stock on the Nasdaq National Market was $10.64.

       Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

       The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2004

i

SEMITOOL, INC.

      We design, manufacture, install and service highly engineered equipment for use in the fabrication of semiconductor devices. Our products are focused on the wet chemical process steps in integrated circuit, or IC, manufacturing and include systems for electrochemical deposition, wafer surface preparation and wafer transport container cleaning. Our electrochemical deposition systems are used for plating copper and gold for the IC’s internal wiring, or interconnects; solder and gold bumps for wafer level packaging applications; and other metals for various semiconductor and related applications. Our surface preparation systems are designed for wet cleaning, stripping and etching processes, including photoresist and polymer removal and metal etching. Typically, there are hundreds of manufacturing steps in fabricating semiconductor devices and after many of these steps a wet cleaning, stripping or etching process is required. Our customers include many of the major semiconductor device and wafer level packaging manufacturers worldwide.

      Semitool, a Montana corporation, was founded in 1979 and is headquartered in Kalispell, Montana. Our mailing address is 655 West Reserve Drive, Kalispell, MT 59901 and our telephone number is 406-752-2107. Additional information about the Company is available on our website at http://www.semitool.com. On our Investor Relations page on our website, we post the following filings as soon as practicable after they are electronically filed with or furnished to the Securities and Exchange Commission: our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. All such filings on our own Investor Relations web page are available to be viewed on this page free of charge. Information contained on our website is not part of this prospectus or our other filings with the Securities and Exchange Commission. We assume no obligation to update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise, unless we are required to do so by law. Our Form 10-K and other filings also are available at the Securities and Exchange Commission’s website at http://www.sec.gov.

      We own the registered trademark “Semitool.” This prospectus also includes other trademarks and tradenames of Semitool and third parties.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Business and Industry

We have incurred significant net losses, our future revenues are inherently unpredictable, and we may be unable to maintain profitability.

      We incurred net losses of $21.2 million, and $14.2 million in our fiscal years ended September 30, 2003, and 2002, respectively. Our operating results for future periods are subject to numerous uncertainties, and we cannot assure you that we will be able to maintain profitability that we achieved in the first quarter of fiscal 2004. It is possible that in future quarters our operating results will again decrease from the previous quarter or fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock could significantly decline.

Our quarterly operating results have varied in the past and will continue to vary significantly in the future, causing volatility in our stock price.

      Our quarterly operating results have varied significantly in the past and will continue to do so in the future, which will continue to cause our common stock price to fluctuate in the future. Some of the factors that may influence our operating results and subject our common stock to price and volume fluctuations include:

•	changes in customer demand for our systems, which is influenced by economic conditions, technological developments in the semiconductor industry, and the announcement or release of enhancements to existing products or new product offerings by our competitors;

•	demand for products that use semiconductors;

•	market acceptance of our systems and changes in our product offerings;

•	size and timing of orders from customers;

•	customer cancellations or delays in orders, shipments, and installations;

•	customer delays or rejections of final acceptance of our shipments;

•	changes in average selling price and product mix;

•	failure to ship an anticipated number of systems in the quarter;

•	product development costs, including research, development, engineering and marketing expenses associated with our introduction of new products and product enhancements;

•	sudden changes in component prices or availability;

•	manufacturing inefficiencies caused by uneven or unpredictable order patterns, reducing our gross margins;

•	costs associated with protecting our intellectual property;

•	level of our fixed expenses relative to our net sales; and

•	fluctuating costs associated with our international organization and international sales; including currency exchange rate fluctuations.

      During any quarter, a significant portion of our net sales may be derived from the sale of a relatively small number of high priced systems. The selling prices of our systems range from under $100,000 to in excess of $3.4 million. Accordingly, a small change in the number and/or mix of tools we sell may cause significant changes in our operating results.

      Variations in the amount of time it takes for our customers to accept our systems may cause our operating results to fluctuate. Securities and Exchange Commission Staff Accounting Bulletin 101 (SAB 101) “Revenue Recognition in Financial Statements” provides guidance on the recognition of revenue for sales that involve contractual customer acceptance provisions and product installation commitments. Timing of revenue recognition from the sale of new systems, sales to new customers and installation services is subject to the length of time required to achieve customer acceptance after shipment, which could cause our operating results to vary from period to period.

      In light of these factors and the cyclical nature of the semiconductor industry, we expect to continue to experience significant fluctuations in quarterly and annual operating results. Moreover, many of our expenses are fixed in the short-term which, together with the need for continued investment in research and development, marketing and customer support, limits our ability to reduce expenses quickly in response to declines in sales. As a result, net sales could decline and harm our business, financial condition, results of operations and cash flows, which could cause our operating results to be below the public market analysts’ or investors’ expectations and the market price of our stock could decline.

Cyclicality in the semiconductor industry and the semiconductor equipment industry has historically led to substantial variations in demand for our products and consequently our operating results, and will continue to do so.

      Our operating results are subject to significant variation due to the cyclical nature of the semiconductor industry’s business cycles, the timing, length and volatility of which are difficult to predict. Our business depends upon the capital spending of semiconductor manufacturers, which, in turn, depends upon the current and anticipated market demand for semiconductors and products using semiconductors. The semiconductor industry has historically been cyclical because of sudden changes in demand for semiconductors and manufacturing capacity, including capacity utilizing the latest technology. The rate of changes in demand, including end demand, is accelerating, and the effect of these changes on us is occurring sooner, exacerbating the volatility of these cycles. These changes have affected the timing and amounts of customers’ capital equipment purchases and investments in new technology, and continue to affect our net sales, gross margin and results of operations.

      During downturns, the semiconductor equipment industry typically experiences a more pronounced percentage decrease in revenues than the semiconductor industry. The semiconductor industry recently experienced a downturn that began in fiscal 2001, which seriously affected our net sales, gross margin and results of operations. In addition, during downturns, it is critical to appropriately align our cost structure with prevailing market conditions, to minimize the effect of such downturns on our operations, and in particular, to continue to maintain our core research and development programs. If we are unable to align our cost structure in response to such downturns on a timely basis, or if such implementation has an adverse impact on our business, then our financial condition or results of operations may be negatively affected to an even larger extent during industry downturns.

      Conversely, during an upturn or periods of increasing demand for semiconductor manufacturing equipment, we may not have sufficient manufacturing capacity and inventory to meet customer demand. During an upturn we would be unable to predict the sustainability of a recovery, if any, and/or the industry’s rate of growth in such a recovery, both of which will be affected by many factors. If we are unable to effectively manage our resources and production capacity during an industry upturn, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.

We have experienced periods of rapid growth and decline in operating levels, and if we are not able to successfully manage these significant fluctuations, our business, financial condition and results of operations could be significantly harmed.

      We have experienced periods of significant growth and decline in net sales. Our net sales decreased 51.8% from approximately $256.5 million for fiscal 2001 to approximately $123.7 million for fiscal 2002 and then declined 5.4% to $117.0 million in fiscal 2003. In addition, our consolidated orders backlog decreased 27.9% from approximately $27.6 million at September 30, 2002 to $19.9 million at September 30, 2003. If we are unable to effectively manage periods of rapid decline or sales growth, our business, financial condition, results of operations and cash flows could be significantly harmed.

Our deferred revenue and orders backlog may not result in future net sales.

      Revenue recognition guidance requires that revenue and the associated profit from the sale of newly introduced systems, systems sales to new customers and substantive installation obligations that are subject to contractual customer acceptance provisions are deferred until the customer has acknowledged its acceptance of the system. If the system does not meet the agreed specifications and the customer refuses to accept the system, the deferred revenue and associated deferred profit will not be realized and we may be required to refund any cash payments previously received from the customer, which may harm our business, financial condition, results of operations and cash flows.

      Order backlog does not necessarily include all sales needed to achieve net revenue expectations for a subsequent period. We schedule the production of our systems based in part upon order backlog. Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. In addition, while we evaluate each customer order on a case-by-case basis to determine qualification for inclusion in backlog, there can be no assurance that amounts included in backlog will ultimately result in future sales. A reduction in backlog during any particular period, or the failure of our backlog to result in future sales, could harm our business, financial condition, results of operations and cash flows.

Our continued high spending levels on research and development and the need to maintain a high level of customer service and support may, under certain circumstances, harm our results of operations.

      In order to remain competitive, we must maintain a high level of investment in research and development, marketing and customer service while controlling operating expenses.

      Our industry is characterized by the need for continued investment in research and development as well as a high level of worldwide customer service and support. As a result of our need to maintain spending levels in these areas, our operating results could be materially harmed if our net sales fall below expectations. In addition, because of our emphasis on research and development and technological innovation, our operating costs may increase further in the future, which could have a negative impact on our results of operations and cash flow in any given period.

      There can be no assurance that we will have sufficient resources to continue to make a high level of investment in research and development, marketing and customer service while controlling operating expenses or that our products will continue to be viewed as competitive as a result of technological advances by competitors or changes in semiconductor processing technology. Such competitive pressures may necessitate significant price reductions by us or result in lost orders, which could harm our business, financial condition, results of operations and cash flows.

We depend on our key customers with whom we do not have long-term contracts. Any loss, cancellation, reduction or delay in purchases by, or failure to collect receivables from, these customers could harm our business.

      Typically, we do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Sales are made pursuant to purchase orders, which can be cancelled or delayed by our customers at any time. Our customers are not required to make minimum purchases from us, or make purchases at any particular time; our customers are free to purchase products from our competitors; and our customers can stop purchasing our products at any time without penalty.

      Our ten largest customers accounted for approximately 58.4%, 58.6% and 38.7% of net sales in fiscal 2003, 2002 and 2001, respectively. There is a limited number of mostly large companies operating in the highly concentrated, capital intensive semiconductor industry. Accordingly, we expect that we will continue to depend on a relatively small number of large companies for a significant portion of our net sales. Although the composition of the group of largest customers may change from year to year, the loss of, or a significant curtailment of purchases by, one or more of our key customers or the delay or cancellation of a large order could cause our net sales to decline significantly, which would harm our business, financial condition, results of operations and cash flows. Similarly, delays in payments by large customers could have a significant impact on our cash flows.

Intense competition in the markets in which we operate may adversely affect our market share and reduce demand for our products.

      We face substantial competition from established competitors, some of which have:

•	greater financial, marketing, technical and other resources;

•	broader and integrated product lines;

•	more extensive customer support capabilities; and

•	larger sales organizations and customer bases.

      We may also face competition from new market entrants. Our ability to compete successfully in the future depends on a number of factors, including:

•	system performance, quality and reliability;

•	upfront price and maintenance costs of using our products;

•	ability to ship products on time to meet customers’ demands;

•	timeliness and quality of technical support service; and

•	our success in developing new and enhanced products.

      Due to intense competitive conditions in the semiconductor equipment industry, we have from time to time selectively reduced prices on our systems in order to protect our market share, and competitive pressures may necessitate further price reductions. Periodically, our competitors announce the introduction of new products or lower prices which can affect our customers’ decisions to purchase our systems, the prices we can charge for our systems and the level of discounts we grant our customers.

      Moreover, there has been significant merger and acquisition activity among our competitors and potential competitors. These combinations may provide our competitors and potential competitors with a competitive advantage over us by enabling them to more rapidly expand their product offerings and service capabilities to meet a broader range of customer needs. Many of our customers and potential customers are relatively large companies that require global support and service for their semiconductor manufacturing equipment. Our larger competitors have more extensive infrastructures, which could place us at a disadvantage when competing for the business of global semiconductor device manufacturers.

      We expect our competitors to continue to improve the design and performance of their products. We cannot assure you that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price, performance and/or cost of ownership features, or that new processes or technologies will not emerge that render our products less competitive or obsolete.

      As a result of the substantial investment required to evaluate and select capital equipment and integrate it into a production line, we believe that once a manufacturer has selected certain capital equipment from a particular vendor, there is a tendency for the manufacturer to rely upon that vendor to provide equipment for the specific production line application and may seek to rely upon that vendor to meet other capital equipment requirements. Accordingly, we may be at a competitive disadvantage for a protracted period of time with respect to a particular customer if that customer utilizes a competitor’s manufacturing equipment.

We have recently introduced our new Raider platform, which may fail to gain market acceptance from the market.

      We have recently introduced our new Raider platform and intend to leverage this core technology, platform which is based on our prior platforms to expand our product portfolio and increase market opportunities. We expect that revenue from this new product platform will account for a significant portion of our revenue in the future. Accordingly, acceptance of this product platform is critical to our future success. Factors that may affect the market acceptance of this product include the performance, price and total cost of ownership of the product, and the availability, functionality and price of competing products and technologies. Failure of this new product to maintain and achieve widespread market acceptance would significantly impair our revenue growth.

Rapid technological change could make our products and inventories obsolete or unmarketable for specific applications.

      We operate in an industry that is subject to evolving industry standards, rapid technological changes, rapid changes in customer demands and the rapid introduction of new, higher performance systems with shorter product life cycles. For example, recent trends in semiconductor manufacturing include the move towards smaller device features to lower cost and improve performance, the use of new materials, such as copper, to achieve higher speed and performance of an integrated circuit, and the migration to 300mm diameter wafers from 200mm diameter wafers to increase productivity and reduce costs. As a result of these and other trends in our industry, we expect to continue to make significant investments in research and development. Although, historically, we have had adequate funds from operations to devote to research and development, there can be no assurance that we will have funds available, and in sufficient quantities, in the future for such research and development activities.

      Introductions of new products by us or our competitors could adversely affect sales of our existing products and may cause these existing products and related inventories to become obsolete or unmarketable, or otherwise cause our customers to defer or cancel orders for existing products. We may be unable to develop and introduce new products or enhancements to our existing products on a timely basis or in a manner which satisfies customer needs or achieves widespread market acceptance. Any significant delay in releasing new systems could adversely affect our reputation, give a competitor a first-to-market advantage or allow a competitor to achieve greater market share. These effects of rapid technological change could harm our business, financial condition, results of operations and cash flows.

Our results of operations may suffer if we do not effectively manage our inventories or are required to write-down our inventories due to changing market demands for our products.

      To achieve commercial success with our products, we need to manage our inventory of component parts and finished goods effectively to meet changing customer product and volume requirements. Some of our products and supplies have in the past and may in the future become obsolete, while in inventory due to rapidly changing customer specifications or slowdowns in demand for existing products ahead of a new product introductions, whether by us or our competitors. If we are not successfully able to manage our inventory, including our spare parts inventory, we may need to write off unsaleable or obsolete inventory, which would adversely affect our results of operations. For example, in the fourth quarter of fiscal 2003, we wrote down inventory by $19.1 million primarily due to a change in forecasted demand for certain of our products due to the introduction of our new Raider platform.

Our dependence on key suppliers could delay shipments and increase our costs.

      Some components and subassemblies included in our products are obtained from a single source or a limited group of suppliers. The loss of, or disruption in, shipments from these sole or limited source suppliers could, in the short-term, adversely affect our business and results of operations. Further, a significant increase in the price of one or more of these components could harm our business, financial condition, results of operations and cash flows.

Our future success depends on international sales.

      Our net sales attributable to customers outside the United States as a percentage of our total net sales were approximately 61.4%, 62.6% and 63.8% in fiscal 2003, 2002 and 2001, respectively. We expect net sales outside the United States to continue to represent a significant portion of our future net sales. Sales to customers outside the United States are subject to various risks, including:

•	exposure to currency fluctuations and related derivatives used to hedge such fluctuations;

•	exposure of foreign accounts to foreign exchange translations;

•	political and economic instability, including terrorism;

•	unexpected changes in regulatory requirements;

•	tariffs and other market barriers;

•	potentially adverse tax consequences;

•	outbreaks of hostilities, particularly in Israel, Korea, Taiwan or China;

•	difficulties in managing foreign sales representatives and distributors; and

•	difficulties in staffing and managing foreign branch operations.

      A substantial portion of our international sales are denominated in U.S. dollars. Therefore, if the U.S. dollar rises in value in relation to foreign currencies, our systems will become more expensive to customers outside the United States and less competitive with systems produced by competitors outside the United States. Such conditions could negatively impact our international sales.

      Although we endeavor to meet technical standards established by foreign standards setting organizations, there can be no assurance that we will be able to comply with changes in foreign standards in the future.

Variations in the amount of time it takes for us to sell our systems may cause fluctuations in our operating results, which could cause our stock price to decline.

      Variations in the length of our sales cycles could cause our net sales, and thus our business, financial condition, results of operations and cash flows, to fluctuate widely from period to period. This variation could cause our stock price to decline. Our customers generally take a long time to evaluate many of our products before committing to a purchase. We expend significant resources educating and providing information to our prospective customers regarding the uses and benefits of our systems. The length of time it takes us to make a sale depends upon many factors, including:

•	the efforts of our sales force and our independent sales representatives and distributors;

•	the complexity of our customers’ fabrication processes;

•	the internal technical capabilities and sophistication of the customer; and

•	capital spending by our customers.

      Because of the number of factors influencing the sales cycle, the period between our initial contact with a potential customer and the time when we recognize revenue from our customer, if ever, varies widely in length. Our sales cycle typically ranges from one month to two years. Occasionally our sales cycle can be even longer, particularly with our international customers and new technologies. The subsequent build cycle, or the time it takes us to build a product to customer specifications after receiving an order, typically ranges from one to six months. During these cycles, we commit substantial resources to our sales efforts in advance of receiving any revenue, and we may never receive any revenue from a customer despite our sales efforts.

      When a customer purchases one of our systems, that customer often evaluates the performance of the system for a lengthy period before considering the purchase of more systems. The number of additional products a customer may purchase from us, if any, depends on many factors, including the customer’s capacity requirements. The period between a customer’s initial purchase and subsequent purchases, if any, often varies from two to twelve months or longer, and variations in length of this period could cause further fluctuations in our business, financial condition, results of operations, cash flows, and possibly our stock price.

If we deliver systems with defects, our credibility may be harmed, sales and market acceptance of our systems may decrease and we may incur liabilities associated with those defects.

      Our systems are complex and sometimes have contained errors, defects and software bugs when introduced. If we deliver systems with errors, defects or software bugs, our credibility and the market acceptance and sales of our systems could be harmed. Further, if our systems contain errors, defects or software bugs, we may be required to expend significant capital and resources to alleviate such problems. Defects could also lead to commercial and/or product liability as a result of lawsuits against us or against our customers. We have agreed to product liability indemnities. Our product and commercial liability policy currently provides only limited coverage per claim. In the event of a successful product liability and/or commercial claim, we could be obligated to pay damages that may not be covered by insurance or that are significantly in excess of our insurance limits.

Failure of our products to gain market acceptance would adversely affect our financial condition and our ability to provide customer service and support.

      We believe that our growth prospects depend upon our ability to gain customer acceptance of our products and technology. Market acceptance of products depends upon numerous factors, including compatibility with existing manufacturing processes and products, perceived advantages over competing products and the level of customer service available to support such products. Moreover, manufacturers often rely on a limited number of equipment vendors to meet their manufacturing equipment needs. As a result, market acceptance of our products may be adversely affected to the extent potential customers utilize a competitor’s manufacturing equipment. There can be no assurance that growth in sales of new products will continue or that we will be successful in obtaining broad market acceptance of our systems and technology.

      We expect to spend a significant amount of time and resources to develop new products and refine existing products. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenue from the sale of any new systems. Our ability to commercially introduce and successfully market any new products is subject to a wide variety of challenges during this development cycle, including start up delays, design defects and other matters that could delay the introduction of these systems to the marketplace. As a result, if we do not achieve market acceptance of new products, we may not be able to realize sufficient sales of our systems in order to recoup research and development expenditures. The failure of any of our new products to achieve market acceptance would harm our business, financial condition, results of operations and cash flows.

We manufacture substantially all of our equipment at a single facility and any prolonged disruption in the operations of that facility could have a material adverse effect on our net sales.

      We manufacture substantially all of our equipment in our primary manufacturing facility located in Kalispell, Montana. Our manufacturing processes are highly complex and require sophisticated and costly equipment and a specially designed facility. As a result, any prolonged disruption in the operations of our manufacturing facility, whether due to technical or labor difficulties, destruction or damage as a result of a fire or any other reason, could seriously harm our ability to satisfy our customer order deadlines. If we cannot provide timely delivery of our systems, our net sales could suffer a material adverse effect.

If we require additional capital in the future, it may not be available, or if available, on terms acceptable to us.

      We believe that our existing balances of cash, cash equivalents and marketable securities, our cash flow from operations, and the cash we intend to raise in this offering will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional financing to fund our operations in the future. The significant contraction in the capital markets, particularly in the technology sector, may make it difficult for us to raise additional capital in the future, if and when it is required, especially if we are unable to maintain profitability. If adequate capital is not available to us as required, or is not available on favorable terms, our shareholders may be subject to significant dilution in their ownership if we raise additional funds through the issuance of equity securities, or we could be required to significantly reduce or restructure our business operations.

      In addition, we currently do not maintain any credit facilities. If there is a future need for a credit facility to finance current operations or growth, there is no assurance that we will be able to obtain a facility on reasonable terms to meet our needs. Even if debt financing is available, it may involve restrictive covenants on our operations that may effect the management of our business.

Compliance with environmental regulations may be very costly, and the failure to comply could result in liabilities, fines and cessation of our business.

      We are subject to a variety of governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals. Current or future regulations could require us to purchase expensive equipment or to incur other substantial expenses to comply with environmental regulations. Any failure by us to control the use of, or adequately restrict the discharge or disposal of, hazardous substances could subject us to future liabilities, result in fines being imposed on us, or result in the suspension of production or cessation of our manufacturing operations.

If the protection of our proprietary rights is inadequate, our business could be harmed.

      We place a strong emphasis on the technically innovative features of our products and, where available, we generally seek patent protection for those features. We currently hold 229 U.S. patents, some with pending foreign counterparts, have 183 U.S. patent applications pending and intend to file additional patent applications, as we deem appropriate. There can be no assurance that patents will issue from any of our pending applications or that existing or future patents will be sufficiently broad to protect our technology. While we attempt to protect our intellectual property rights through patents, copyrights and non-disclosure agreements, there can be no assurance that we will be able to protect our technology, or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries do not protect our intellectual property to the same extent as the laws of the United States. Moreover, there can be no assurance that our existing or future patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide meaningful competitive advantages to us. In any of such events, our business, financial condition, results of operations and cash flows could be harmed.

      There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. We currently are involved in patent litigation which is described in “Item 3. Legal Proceedings” of our Form 10-K for the period ended September 30, 2003, which is incorporated herein by reference. Although we are not aware of any potential infringement by our products of any patents or proprietary rights of others (other than as alleged by Novellus, Inc., which is described in such “Item 3. Legal Proceedings”), further commercialization of our technology could provoke claims of infringement from third parties.

      In addition, we rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. However, employees may breach these agreements, and we may not have adequate remedies for any breach. In any case, others may come to know about or determine our trade secrets through a variety of methods.

      Now and in the future, litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us or to defend us against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation, including the litigation in which we currently are engaged, could cause us to accrue substantial cost or divert our management or resources, which by itself could have a material adverse effect on our financial condition, results of operations and cash flows. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities and damages to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could harm our business, financial condition, results of operations and cash flows.

Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States.

      In fiscal 2003, approximately 61.4% of our net sales were derived from sales in foreign countries, including certain countries in Asia such as Singapore, Taiwan, Japan, China and Korea. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries, some of which are countries in which we have sold and continue to sell systems. For example, Taiwan and China are not signatories to the Patent Cooperation Treaty, which is designed to specify rules and methods for defending intellectual property internationally. In Taiwan and China, the publication of a patent prior to its filing would invalidate the ability of a company to obtain a patent. Similarly, in contrast to the United States where the contents of patent applications remain confidential during the patent prosecution process, the contents of a patent are published upon filing which provides competitors an advanced view of the contents of applications prior to the establishment of patent rights. There is a risk that our means of protecting our proprietary rights may not be adequate in these countries. Our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to adequately protect our intellectual property in these countries, it would be easier for our competitors to sell competing products in those countries.

Anti-takeover provisions in our charter documents could adversely affect the rights of the holders of our common stock.

      Our Articles of Incorporation authorize our Board of Directors to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without further vote or action by the shareholders. We have no present plans to issue any preferred stock in order to deter a takeover and/or adopt additional anti-takeover measures. If such actions are taken in the future, they may make a change of control difficult, even if a change of control would be beneficial to our shareholders.

      Any anti-takeover provisions, including any issuance of preferred stock, could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of us. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

We must attract and retain key personnel to help direct and support our future growth. Competition for such personnel in our industry can be high.

      Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, customer support, finance and manufacturing personnel. The loss of any of these key personnel, particularly our Chairman, President and Chief Executive Officer, Raymon F. Thompson, who would be extremely difficult to replace, could harm our business and operating results. We do not have key person life insurance on any of our executives. Further, to support future growth, we will need to attract and retain additional qualified employees. Competition for such personnel can be intense, and we may not be successful in attracting and retaining qualified senior executives and other employees.

We could be subject to class action litigation due to stock price volatility, which, if occurs, will distract our management and could result in substantial costs and/or large judgments against us.

      In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. Securities litigation could result in substantial costs and divert our management’s attention and resources, which could cause harm to our business, financial condition, results of operations and cash flows.

Risks Related to Our Common Stock

Our common stock price may be volatile which could cause investors to lose a substantial part of their investments in our common stock.

      The stock market in general, and the stock prices of technology companies in particular, have experienced volatility which at times may have been unrelated to the operating performance of any particular company or companies. Furthermore, stock prices for companies that operate in cyclical industries, such as our own, are subject to the general trends of those industries and typically experience higher volatility in the price of their stock than the general market. In addition, our common stock is thinly traded which subjects it to further volatility. If market or industry-based fluctuations continue, our common stock price could decline regardless of our actual operating performance and investors could lose a substantial part of their investments. The market price of our common stock will likely fluctuate in response to a number of factors, including the following:

•	variations in our operating results and order levels;

•	announcements by us or our competitors of significant contracts, acquisitions, technological innovations, product enhancements, new product launches, or other material developments related to our business;

•	developments in patent litigation or other intellectual property rights;

•	our failure to meet management’s guidance on financial performance or the performance estimates of securities analysts;

•	changes in financial estimates of our net sales and operating results by management or securities analysts;

•	stock market price and volume fluctuations attributable to inconsistent trading volume levels;

•	general stock market conditions; and

•	general conditions in the semiconductor industry or in the worldwide economy.

Our executive officers and directors own a large percentage of our common stock, which could have the effect of delaying or preventing a change in our control.

      As of March 31, 2004, our executive officers, and directors beneficially owned approximately 12,226,518 million shares or approximately 42.4% of the outstanding shares of our common stock, including 11,957,368 shares, or 41.8% of the outstanding shares of our common stock, owned by Raymon F. Thompson, our Chairman, President and Chief Executive Officer. These shareholders, acting together, may be able to effectively control matters requiring approval by shareholders, including the election or removal of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the market price for their shares of common stock.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale by the selling shareholder of shares of our common stock. We have agreed to bear certain expenses relating to the registration of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

DIVIDEND POLICY

      We have never declared or paid any cash dividends. We currently expect to retain future earnings, if any, to finance the growth and development of our business.

SELLING SHAREHOLDER

      The following table provides the number of shares of common stock owned by the selling shareholder as of March 31, 2004.

      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by the selling shareholder and the percentage ownership of the selling shareholder, shares of common stock subject to options held by the selling shareholder that are currently exercisable or exercisable within 60 days of March 31, 2004 are deemed outstanding. Percentage of beneficial ownership as of March 31, 2004 is based upon 28,582,817 shares of common stock outstanding. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, the selling shareholder has sole voting and investment power with respect to the shares set forth opposite his name. The address of the selling shareholder is: c/o Semitool, Inc., 655 West Reserve Drive, Kalispell, Montana 59901.

      Since the selling shareholder may sell all, some or none of his respective shares, we cannot estimate the aggregate number and percentage of shares of common stock that the selling shareholder will offer pursuant to this prospectus or that the selling shareholder will own upon completion of an offering to which this prospectus relates. The table below assumes that the selling shareholder sells all of the shares registered pursuant to the registration statement of which this prospectus is a part.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to This Offering			After This Offering
Shares
Shareholder	Number	Percent	Being Sold	Number	Percent

Raymon F. Thompson (1)(2)	11,957,368	41.8%	4,000,000	7,957,368	24.4%

(1)	Includes 9,965,838 shares held in the name of the Raymon F. Thompson Revocable Trust (4,000,000 shares of which are being registered hereunder), 1,775,730 shares held in the name of the Ladeine A. Thompson Revocable Trust (Mrs. Thompson is Mr. Thompson’s wife), and 189,400 shares held in the name of the Floyd Foundation Trust of which Mr. Thompson is the trustee.

(2)	Raymon Thompson, the selling shareholder, has been the Chairman of the Board of Directors, our President and Chief Executive Officer during the past three years.

PLAN OF DISTRIBUTION

      The shares of common stock offered by this prospectus are being sold by the selling shareholder. We will not receive any of the proceeds from the sale of these shares.

      The distribution of the shares of common stock by the selling shareholder may be made from time to time by the selling shareholder directly or through one or more brokers, agents, or dealers in one or more transactions (which may involve crosses and block transactions) on the Nasdaq National Market, the Pacific Exchange, Inc. or other exchanges on which our common stock is listed, pursuant to and in accordance with the rules of those exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to prevailing market prices or at negotiated prices. In the event that one or more brokers, agents or dealers agree to sell the shares, they may do so by purchasing shares as principals or by selling shares as agents for the selling shareholder. Any brokers, agents or dealers who sell the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Any broker, agent or dealer may receive compensation from the selling shareholder which may be deemed to be underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom it may act as agent. If any such broker or dealer purchaser the shares as principal it may resell the shares from time to time to or through other brokers or dealers, and the other brokers or dealers may receive compensation in the form of concessions or commissions from the selling shareholder or purchaser of the shares from whom they may act as agents.

      We have advised the selling shareholder that it and any brokers, dealers or agents who effect a sale of the shares are subject to the prospectus delivery requirements of the Securities Act of 1933, as amended. We have advised the selling shareholder that in the event of a “distribution” of his shares, the selling shareholder and any broker, agent or dealer who participates in the distribution may be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its rules and regulations, including Regulation M.

      The selling shareholder may transfer the shares to a donee and any donee would become a selling shareholder under this prospectus if identified in a prospectus supplement or in a prospectus included in a post-effective amendment to the registration statement prior to the donee making any offers or sales under this prospectus.

      We will bear all expenses of the offering of the shares, except that the selling shareholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of his counsel and experts.

DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 75,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

      The following description of our capital stock is not complete and is qualified in its entirety by our Charter and bylaws, as amended, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Montana laws.

Common Stock

      As of March 31, 2004, there were 28,582,817 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription right. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of any offering will be fully paid and non-assessable.

      The common stock is listed on the Nasdaq National Market under the symbol “SMTL.” The transfer agent and registrar for our common stock is BankBoston, N.A.

Preferred Stock

      Under our Articles of Incorporation, as amended, our Board of Directors may direct the issuance of up to 5,000,000 shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by our Board of Directors without any further vote or action by our shareholders.

General

      Because our Board of Directors has the power to establish the preferences, powers and rights of each class of preferred stock, it may afford the holders of any class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

      Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class of preferred stock will be described in the prospectus supplement relating to that class, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants. The description of preferred stock set forth below and the description of the terms of a particular class of preferred stock set forth in a prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the Certificate of Designation relating to that class.

      The preferences and other terms of the preferred stock of each class will be fixed by the Certificate of Designation relating to the class. A prospectus supplement relating to each class of preferred stock will specify the following terms:

•	The title and stated value of the preferred stock;

•	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	Whether the preferred stock is cumulative or not and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	The provision for a sinking fund, if any, for the preferred stock;

•	The provision for redemption, if applicable, of the preferred stock;

•	Any listing of the preferred stock on any securities exchange;

•	The terms and conditions, if applicable, upon which the preferred stock will be converted into common stock, including the conversion price (or manner of calculation thereof);

•	A discussion of any material federal income tax considerations applicable to the preferred stock;

•	The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	Any limitations on issuance of any class of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

•	Any voting rights of the preferred stock.

Rank

      Unless otherwise specified in the applicable prospectus supplement, the preferred stock will be, with respect to dividends and upon our voluntary or involuntary liquidation, dissolution or winding up:

•	senior to all classes or series of common stock and to all of our equity securities the terms of which provide that the equity securities shall rank junior to the preferred stock;

•	junior to all equity securities that we issue which rank senior to the preferred stock; and

•	on a parity with all equity securities that we issued other than those that are referred to in the bullet points above.

      The term “equity securities” does not include convertible debt securities.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Crowley, Haughey, Hanson, Toole & Dietrich, P.L.L.P., Kalispell, Montana.

EXPERTS

      The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents that we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended September 30, 2003;

•	our Quarterly Report on Form 10-Q for the quarters ended December 31, 2003 and March 31, 2004;

•	our Proxy Statement on Schedule 14A for our 2004 Annual Meeting of Shareholders;

•	Our Current Report on Form 8-K filed on October 7, 2003, October 21, 2003, January 23, 2004, February 20, 2004, and April 27, 2004; and

•	each document filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of all securities to which this prospectus relates.

      You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

      Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Larry A. Viano, Semitool, Inc., 655 West Reserve Drive, Kalispell, Montana 59901, (406) 752-2107.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following is an itemized list of the estimated expenses to be incurred by us in connection with the offering of the securities being offered hereby. All of the expenses listed below will be paid by us. All amounts shown are estimates except the registration fee for this registration statement.

Amount
to be Paid

SEC Registration fee	$6,008.75
Printing and engraving expenses	2,000.00
Legal fees and expenses	15,000.00
Accounting fees and expenses	2,000.00
Miscellaneous expenses	991.25

Total	$26,000.00

Item 15.     Indemnification of Directors and Officers

      Sections 35-1-451 through 35-1-459 of the Montana Code Annotated authorize a court to award, or a corporation to provide, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Section 35-1-452 of the Montana Code Annotated authorizes a corporation to indemnify a director against liability incurred because he is or was a director of the registrant, provided that certain standards are met, except in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation or in connection with any other proceeding in which the director is adjudged liable on that basis that personal benefit was improperly received by the director. Article VII, Section B of the Company’s Articles of Incorporation provides for indemnification of the Company’s directors, officers, employees and agents to an extent not inconsistent with Montana law.

      Directors of the Company may also be indemnified pursuant to a liability insurance policy maintained by the Company for such purposes.

      Section 35-1-216(2)(d) authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any actions or omissions by a director, except liability for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the corporation or the shareholders, an intentional violation of criminal law, or if the director participates in making an unlawful distribution. Article VII, Section A of the Company’s Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Montana law, such limitations on a director’s liability to the registrant and its shareholders.

      The Company entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16.     Exhibits

      The Exhibits are as set forth on the Exhibit Index hereto.

Item 17.     Undertakings

      The undersigned Company hereby undertakes the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form S-3, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on May 17, 2004.

SEMITOOL, INC.

By:	/s/ RAYMON F. THOMPSON

Name: Raymon F. Thompson Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ RAYMON F. THOMPSON Raymon F. Thompson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 17, 2004

/s/ LARRY A. VIANO Larry A. Viano		Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	May 17, 2004

* Howard E. Bateman		Director	May 17, 2004

* Donald P. Baumann		Director	May 17, 2004

* C. Richard Deininger		Director	May 17, 2004

* Timothy C. Dodkin		Director and Executive Vice President	May 17, 2004

* Daniel J. Eigeman		Director	May 17, 2004

* Charles P. Grenier		Director	May 17, 2004

*By:	/s/ LARRY A. VIANO Larry A. Viano Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

3.1	Restated Articles of Incorporation of the Company (1)
3.2	Amended Bylaws of the Company (2)
5.1	Opinion of Crowley, Haughey, Hanson, Toole & Dietrich, P.L.L.P. (3)
23.1	Consent of PricewaterhouseCoopers LLP (4)
24.1	Power of Attorney (included on signature page to Registration Statement) (3)

(1)	Incorporated herein by reference to the identically numbered exhibit to the Company’s Registration Statement on Form S-1 (File No. 33-87548) which became effective on February 2, 1995.

(2)	Incorporated herein by reference to Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q, date of report March 31, 2004.

(3)	Previously filed.

(4)	Filed herewith.